EXHIBIT 12.1

AMC ENTERTAINMENT INC. AND SUBSIDIARES

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

						Actual
	Pro Forma	Actual	Actual	Actual	Actual	From Inception	Actual
	52 Weeks	52 Weeks	53 Weeks	52 Weeks	52 Weeks	July 16, 2004	April 2, 2004
	Ended	Ended	Ended	Ended	Ended	through	through
	April 2, 2009	April 2, 2009	April 3, 2008	March 29, 2007	March 30, 2006	March 31, 2005	December 23, 2004
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)

EARNINGS
Earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities	(143,068)	$(109,923)	$11,244	$(59,833)	$(83,575)	$(41,671)	$(17,697)
Add:Fixed charges (below)	317,767	284,622	303,346	357,743	239,398	71,134	156,154
Amortization of capitalized interest	1,623	1,623	1,493	2,395	1,253	386	1,046
Distributed income of equity investees	29,978	29,978	43,553	236,260	5	—	129
Less:Interest capitalized (below)	(415)	(415)	(1,114)	(1,760)	(2,239)	(203)	(658)

Earnings for ratio	205,885	205,885	358,522	534,805	154,842	29,646	138,974

FIXED CHARGES:
Interest on borrowings	148,902	115,757	131,157	188,809	114,030	39,668	66,851
Interest on capital and financing lease obligations	5,990	5,990	6,505	4,669	3,937	1,449	5,848
Interest-discontinued operations	7,881	7,881	11,927	13,394	4,119	598	1,560
Interest capitalized	415	415	1,114	1,760	2,239	203	658
Estimated interest portion of rental expense (1)	149,601	149,601	146,463	142,681	108,876	26,925	74,578
Estimated interest portion of rental expense (1)- discontinued operations	4,978	4,978	6,180	6,430	6,197	2,291	6,659

Fixed Charges	317,767	284,622	303,346	357,743	239,398	71,134	156,154

FIXED CHARGES IN EXCESS OF EARNINGS	111,882	$78,737	$—	$—	$84,556	$41,488	$17,180

RATIO OF EARNINGS TO FIXED CHARGES	—	—	1.2	1.5	—	—	—

The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings.  For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and distributed income of equity investees.  Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.

(1)  Used one-third of rent expense on operating leases.